UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2005

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

InnSuites Hotels Centre, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona
85020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code   (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

The information provided in Item 5.02 of this Current Report on Form 8-K/A is incorporated into this Item 1.01.

Item 4.02               Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On January 3, 2005, McGladrey & Pullen LLP, InnSuites Hospitality Trust’s independent registered public accounting firm, advised the Trust’s Chief Financial Officer of the need to correct errors in previously filed financial statements as addressed in Accounting Principles Board Opinion No. 20.

McGladrey & Pullen LLP determined that the Trust’s Quarterly Reports on Form 10-Q for the periods ended October 31, 2003, April 30, 2004 and July 31, 2004 and the Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 did not properly classify the results of operations of hotel properties that were sold, but in which the Trust has continuing involvement pursuant to management contracts, licensing contracts or other contractual arrangements, as continuing operations.  With respect to the Trust’s Quarterly Report on Form 10-Q for the period ended October 31, 2003 only, the Trust did not properly account for a gain on sale to a related party of $377,330, of which its portion had a net income effect of $192,080, for the Flagstaff, Arizona hotel property as an increase to shareholders’ equity.

In the Trust’s Quarterly Report on Form 10-Q for the period ended October 31, 2004, filed with the Securities and Exchange Commission on January 10, 2005, the Trust restated its financial statements for the period ended October 31, 2003 to correct the errors described above.

The Trust’s Chief Financial Officer has discussed the accounting issues described above with McGladrey & Pullen LLP.  The members of the Audit Committee of the Board of Trustees have been informed of McGladrey & Pullen LLP’s determinations and discussed the necessary changes in the Quarterly and Annual Reports referred to above with the Chief Financial Officer.

The Trust provided a copy of the Current Report on Form 8-K, dated January 3, 2005 and filed with the Securities and Exchange Commission on January 7, 2005, to McGladrey & Pullen LLP on January 4, 2005 and requested McGladrey & Pullen LLP to furnish the Trust with a letter addressed to the Securities and Exchange Commission with respect to their agreement with the disclosures contained herein.  The Trust received the letter from McGladrey & Pullen LLP on January 13, 2005.  A copy of the letter is attached hereto as Exhibit 7.1 to this Current Report on Form 8-K/A.

The Trust currently anticipates filing amended Quarterly and Annual Reports on or about January 26, 2005.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 4, 2005, the Board of Trustees of InnSuites Hospitality Trust appointed Mason E. Anderson to the Board of Trustees of the Trust, effective immediately.  Mr. Anderson will also serve as a member of the Trust’s Audit, Compensation, Governance and Nominating, and Executive Committees.  Mr. Anderson is “independent,” as such term is defined by Securities and Exchange Commission rules and the continued listing standards of the American Stock Exchange.

In connection with his appointments, effective January 4, 2005, Mr. Anderson entered into an Indemnification Agreement with the Trust (the “Indemnification Agreement”), whereby the Trust agreed to indemnify Mr. Anderson against all liabilities and expenses reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other person in which Mr. Anderson may be involved or with which he may be threatened, while in office or thereafter, by reason of being or having been a Trustee of the Trust, except with respect to matters as to which he is adjudicated to have acted in bad faith or with willful misconduct or reckless disregard of his duties or gross negligence or not to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust.  The Trust may make advance payments under the Indemnification Agreement, provided that Mr. Anderson shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification.  A copy of the Indemnification Agreement was previously filed with the Securities and Exchange Commission.

Item 8.01               Other Events.

On January 4, 2005, the Trust’s independent Trustees approved the implementation of the proposals approved at the Trust’s 2004 Annual Meeting of Shareholders held on December 10, 2004.  Those proposals permit the issuance of Shares of Beneficial Interest of the Trust (a) in exchange for the cancellation of indebtedness owed by the Trust to RRF Limited Partnership, the Trust’s operating partnership (the “Partnership”), and certain affiliates of James F. Wirth, Chairman, President and Chief Executive Officer of the Trust, (b) in consideration of all general partner interests of Yuma Hospitality Properties, Ltd. held by the Partnership, and (c) upon the conversion of Class B limited partnership units in the Partnership by Mr. Wirth and certain of his affiliates.  The proposals are intended to return the Trust to compliance with the American Stock Exchange’s continued listing standards.

Item 9.01               Financial Statements and Exhibits

(c)	Exhibits.

7.1+	Correspondence from independent accountant regarding non-reliance on a previously issued audit report or completed interim review.

10.1*	Indemnification Agreement by and between InnSuites Hospitality Trust and Mason E. Anderson dated January 4, 2005.

99.1*	Press Release of InnSuites Hospitality Trust issued January 5, 2005.

+      Filed herewith

*      Previously filed with the Trust’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

	By:	/s/ Anthony B. Waters
Anthony B. Waters

Chief Financial Officer

Date: January 18, 2005